Exhibit 99.1
STATE OF NEW HAMPSHIRE
BEFORE THE
PUBLIC UTILITIES COMMISSION
DW 04-048
CITY OF NASHUA
RSA 38 Proceeding re Pennichuck Water Works
JOINT MOTION FOR EXTENSION OF TIME TO FILE BRIEFS AND
FOR EXPEDITED RULING
NOW COME the City of Nashua (the “City”), Pennichuck Water Works, Inc., Pennichuck Corporation, Pennichuck East Utility, Inc., Pittsfield Aqueduct Company, Inc., and Pennichuck Water Service Corporation (Pennichuck Water Works and its affiliates are collectively referred to as “Pennichuck”) and jointly move the Commission to extend until November 30, 2010 the deadline for filing briefs regarding the issues identified in the Commission’s August 31, 2010 secretarial letter. In support of their Motion, the City and Pennichuck state as follows:
1. On June 30, 2010, the City and Pennichuck filed a Joint Motion to Establish Schedule to Update Valuation and Make Final Determination of Price (the “Motion to Establish Schedule”). The Motion to Establish Schedule stated, among other things, that the City and Pennichuck remain interested in reaching a negotiated resolution of this proceeding and that, if such a resolution is reached, they intend to submit it to the Commission for its approval.
2. The City and Pennichuck have engaged in efforts to reach an amicable resolution of this proceeding and remain hopeful that such a resolution can be reached.
3. In response to the Motion to Establish Schedule, the Commission issued a secretarial letter on August 31 which raises numerous complex issues of first impression. The extent to which those issues will ultimately need to be resolved depends in large part on whether the City and Pennichuck are able to reach a comprehensive agreement.
4. The City and Pennichuck believe that, with reasonable additional time, they will be able to complete their discussions and, thereby, narrow the issues that need to be addressed by the Commission. Allowing the City and Pennichuck additional time for their discussions to reach a conclusion will result in considerable administrative efficiency and be consistent with the public interest because it will allow the parties and the Commission to focus their attention and resources only on those issues that are relevant to the circumstances actually presented.
5. Extending the deadline for responding to the Commission’s request for briefs will not impair the orderly conduct of this proceeding and, in fact, is likely to conserve the Commission’s limited resources and result in a more efficient resolution of this proceeding.
6. The City and Pennichuck recognize that the Commission’s August 31 secretarial letter and this motion render the Motion to Establish Schedule moot. If this motion is granted, the City and Pennichuck will submit a revised proposed procedural schedule on or before the November 30, 2010 date they are now proposing for filing briefs.
7. To the extent necessary to enable the Commission to rule on this motion on an expedited basis, the City and Pennichuck also request that the Commission shorten the ten day period for objections provided for by N.H. Code of Admin. Rule Puc 203.07(e) to three days. The City and Pennichuck believe that reducing the response time to three days will serve the public interest and will not disrupt the orderly and efficient resolution of the matters before the Commission in this case (N.H. Code of Admin. Rule Puc 201.05) because (a) requiring the Commission to wait ten days before ruling would undermine the purpose of the principal relief sought by this motion, (b) the September 30 deadline that is the subject of this motion was established by the Commission on its own, rather than at the request of any party, and (c) the City and Pennichuck are notifying all parties to this proceeding electronically contemporaneously with the filing of this request that their response, if any, to this motion is sought within three days.
WHEREFORE, the City and Pennichuck respectfully request that the Commission extend the time for responding to the Commission’s August 31 secretarial letter until November 30, 2010 and shorten the time for objections to this motion to three days.

Respectfully submitted,

CITY OF NASHUA

By Its Attorneys

RATH, YOUNG AND PIGNATELLI, P.C.

By: For	/s/ Steven V. Camerino William F.J. Ardinger
Paul A. Burkett
Andrew W. Serell
One Capital Plaza, P.O. Box 1500
Concord, NH 03301
(603) 226-2600

PENNICHUCK CORPORATION
PENNICHUCK WATER WORKS, INC.
PENNICHUCK EAST UTILITY, INC.
PITTSFIELD AQUEDUCT COMPANY, INC
PENNICHUCK WATER SERVICE CORPORATION

By Its Attorneys

McLANE, GRAF, RAULERSON & MIDDLETON
PROFESSIONAL ASSOCIATION

By:	/s/ Steven V. Camerino Thomas J. Donovan
Steven V. Camerino
Sarah B. Knowlton
11 So. Main Street, Suite 500
Concord, New Hampshire 03301

CERTIFICATE OF SERVICE
I hereby certify that a copy of the foregoing has been served this day on all persons on the Commission’s official service list in this proceeding.

Date: September 21, 2010	/s/ Steven V. Camerino Steven V. Camerino

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